Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:    Tim Wesley at (412) 825-1543

Wabtec Earnings Up 82 Percent In First Quarter 2005;

Company Affirms 2005 Earnings Guidance

WILMERDING, Pa., April 26, 2005 — Wabtec Corporation (NYSE: WAB) today announced that its first quarter 2005 earnings per diluted share increased 82 percent, compared to the year-ago quarter. For the 2005 first quarter, Wabtec reported earnings per diluted share of 20 cents, net income of $9.2 million and EBITDA of $23.8 million. In the year-ago first quarter, the company had earnings per diluted share of 11 cents, net income of $4.8 million and EBITDA of $16.8 million. The company said the improved results were due primarily to higher sales.

Wabtec also affirmed its previous guidance for 2005 full-year earnings per diluted share of about $1.10, a growth rate of about 55 percent compared to 2004.

“We are off to a solid start in 2005 and expect our momentum to continue through the year,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “Our view is based on several positive indicators in the North American freight rail market, including continued growth in rail traffic, and strong orders for new freight cars and locomotives. For example, carloadings and revenue ton-miles are both up about 3 percent year-to-date, and intermodal loadings are up more than 7 percent. Orders for new freight cars were about 40 percent higher than in the fourth quarter of 2004 and first-quarter deliveries hit their highest level in five years. In addition to these positive market conditions, we are confident that our internal growth strategies and efforts to improve our cost structure will benefit us in 2005 and beyond.”

2005 First Quarter Results

The results included expenses of 6 cents per diluted share for costs related to a locomotive contract and 2 cents per diluted share for restructuring and asset writedowns.

Sales were 30 percent higher than the year-ago quarter, mainly due to strong demand for locomotive and freight car components in both the aftermarket and original equipment market; the acquisition of the assets of Rütgers Rail S.p.A. by CoFen S.r.l., a newly formed Wabtec subsidiary, in the first quarter of 2005; and the ramp-up of a strategic contract to provide locomotive modules to Electro-Motive Diesel, Inc. (EMD). Under the locomotive contract, which Wabtec expects will generate revenues of about $50 million in 2005, the company is supplying complete locomotive cabs, including components such as electronics, air brake controls and radiators. The components will be manufactured by various Wabtec subsidiaries, with final assembly of the modules at Wabtec’s MotivePower locomotive plant in Boise, Idaho.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

The company’s gross margin was 23.5 percent, compared to 25.2 percent in the prior-year quarter. The lower margin was due mainly to the ramp-up of the locomotive contract, which had a loss of $4.1 million in the quarter. Beginning in the second quarter, the company expects to improve its performance under the contract, as production efficiencies are realized. Also during the first quarter, Wabtec took actions to improve margins in future quarters, such as consolidating two U.K. facilities into one and relocating a ball valve product line from Canada to the U.S., which resulted in restructuring costs of $460,000.

Operating expenses were 9 percent higher, due primarily to asset writedowns of $1.1 million and the addition of CoFren. As a percent of sales, selling, general and administrative expenses decreased to 12.1 percent compared to 14 percent in the prior-year quarter. Interest expense, net decreased to $2.5 million, due to the company’s lower debt level during the 2005 quarter and higher interest income. Other expense, net consisted mainly of a foreign exchange loss in both quarters, and the company had an effective tax rate of 36.7 percent in the 2005 quarter.

Debt, net of cash, was $82 million (20 percent of total capital) at March 31, 2005, $55 million (15 percent of total capital) at Dec. 31, 2004, and $132 million (34 percent of total capital) at March 31, 2004. Net debt increased since year-end due to the CoFren acquisition for $38.7 million in cash.

Statement About Acela Trains

The company has received inquiries about Amtrak’s decision to suspend its Acela Express train service and is providing this response:

“Wabtec did not design or supply the braking system for the Acela cars. Wabtec did provide and machine approximately one-third of the brake discs for the cars and is assisting Amtrak in its evaluation as requested. Wabtec does not believe that it has any material liability with respect to its work.”

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight rail or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 1 p.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2005	First Quarter 2004
Net sales	$244,884	$188,228
Cost of sales	(187,354)	(140,710)

Gross profit	57,530	47,518
Selling, general and administrative expenses	(29,672)	(26,440)
Engineering expenses	(8,670)	(8,812)
Amortization expense	(971)	(783)

Total operating expenses	(39,313)	(36,035)
Income from operations	18,217	11,483
Interest expense, net	(2,484)	(3,003)
Other expense, net	(1,131)	(910)

Income before income taxes	14,602	7,570
Income tax expense	(5,354)	(2,763)

Net income	$9,248	$4,807

Earnings Per Common Share
Basic
Net income	$0.20	$0.11
Diluted
Net income	$0.20	$0.11
Weighted average shares outstanding
Basic	46,259	44,661

Diluted	46,985	45,336

Sales by Segment
Freight Group	$186,015	$134,000
Transit Group	58,869	54,228

Total	$244,884	$188,228

EBITDA Reconciliation
Net income	$9,248	$4,807
Interest expense	2,484	3,003
Income tax expense	5,354	2,763
Depreciation	5,760	5,470
Amortization	971	783

EBITDA	$23,817	$16,826